Exhibit 99.1
                                             Press Release dated August 26, 2005

HydroGen Corporation Announces $1.25 Million Grant Award from the State of Ohio Department of Development to Fund Fuel Cell Commercial Demonstration Project Friday August 26, 2:33 pm ET

CLEVELAND--(BUSINESS  WIRE)--Aug.  26, 2005--HydroGen  Corporation (OTCBB:HYDG -
News), today announced it would locate a 400 kW commercial demonstration fuel cell project in Ohio and would establish its corporate headquarters in Ohio. The fuel cell project will be funded in part by a $1.25 million grant from the Ohio Department of Development, through its Ohio Fuel Cell Initiative. The project will also initiate HydroGen's efforts to develop an accelerated manufacturing facility in the state of Ohio between 2006-2008, which is expected to create approximately 200 jobs.

The project will consist of the siting, installation and operation of a 400 kW air-cooled phosphoric acid fuel cell (PAFC) module demonstration facility at an industrial location within the state of Ohio. The purpose of the project is to test and validate the performance of the 400 kW air-cooled PAFC fuel cell module, which serves as the building block of HydroGen's core product, a 2 MW Power Island.

"We are excited to bring our first major project to the state of Ohio," said Joshua Tosteson, President of HydroGen. "This project is a critical element of our product roll-out and sales strategy, and we are delighted to have such strong support from the state of Ohio in this crucial phase of our business plan. Our company will become an integral part of Ohio's rapidly growing home-grown fuel cell industry, and we are pleased to be partners with the state."

"The Ohio Fuel Cell Initiative shows that 'Ohio Means Business' when it comes to being a leader in fuel cell development," said Lt. Governor Bruce Johnson, who also serves as director of the Ohio Department of Development. "It demonstrates our commitment to bringing innovative companies like HydroGen to Ohio." Johnson noted the Ohio Fuel Cell Initiative, started in 2003, reserves $100 million in incentives to promote the research, development and commercialization of fuel cell technology in Ohio.

About HydroGen Corporation and HydroGen, LLC

HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400-kilowatt phosphoric acid fuel cell technology. Utilizing fuel cell technology originally developed by Westinghouse Corporation, the company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
     HydroGen Corp & HydroGen LLC
     Joshua Tosteson, President, 412-405-1000